Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

Nabi Biopharmaceuticals Announces Fourth Quarter and Full-Year 2011 Financial Results

Rockville, Maryland, March 14, 2012 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced fourth quarter and year-end financial results for the three and twelve month periods ended December 31, 2011.

For the full year ended December 31, 2011, the Company’s net loss was $4.5 million, or $0.11 per share, compared to a net income of $0.9 million, or $0.02 per share, for the year ended December 25, 2010.

For the quarter ended December 31, 2011, the Company recorded a net loss of $2.0 million, or $0.05 per share, compared to a net loss of $6.3 million, or $0.15 per share, for the prior year period.

Revenue of $14.8 million in 2011 reflects amounts recognized under the PentaStaph and NicVAX agreements with GlaxoSmithKline Biologicals S.A. (GSK). This includes $5.3 million from the initial $21.5 million payment received from GSK for PentaStaph, $2.5 million from the initial $40 million payment from GSK for NicVAX, $5.0 million for the successful achievement of one PentaStaph performance milestone and $2.0 million related to our services provided under the NicVAX and PentaStaph transition services agreements with GSK. Revenue in 2010 was $35.0 million that included $13.2 million recognized from the initial $21.5 million payment for PentaStaph, $2.1 million from the initial $40 million payment received from GSK for NicVAX, $16 million for two PentaStaph milestone payments and $3.7 million related to our services provided under the NicVAX and PentaStaph transition services.

Research and development expenses were $17.8 million in 2011 compared to $26.1 million in 2010. The decrease reflects a reduction in manufacturing and related clinical trial activities related to NicVAX. General and administrative expenses for 2011 were $5.4 million compared to $6.2 million in 2010. The decrease is due to the completion of the NicVAX Phase III trials as well as our continued efforts to reduce overall expenses. Both research and development and general and administrative expenses are expected to further decrease in 2012 as we wind down our one remaining NicVAX trial and further reduce our overall headcount.

Net cash used in operating activities was $15.2 million for the full year 2011 compared to net cash provided by operating activities of $39.9 million in 2010. Cash, cash equivalents and marketable securities totaled $96.4 million at the end of 2011 compared to $110.7 million at the end of 2010. The decrease in the balance of cash, cash equivalents and marketable securities is largely due to the $19.6 million from cash used in operating activities from continuing operations offset in part by the $5.0 million milestone payment received for the first commercial sale of the new liquid PhosLo formulation under our agreement with Fresenius.

“Following the failure of the second NicVAX Phase III study announced in November 2011, we moved quickly to further reduce operating expenses and conserve cash” said Raafat Fahim, President and Chief Executive Officer. “We engaged Piper Jaffray to assist with the exploration of strategic alternatives. This has been an intense effort and we have made significant progress. We expect to announce the outcome of the strategic alternatives process in Q2, 2012.”

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results.

The webcast can be accessed at:

The webcast can be accessed at: http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4735590 (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-730-5765 and the international call-in number is 857-350-1589. The passcode is 21359449. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 77717795. An audio replay of this call will be available through March 21, 2012. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals sole remaining product currently in development is NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements in this document that are not strictly historical are forward-looking statements and include statements about potential strategic transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to pursue and successfully complete a strategic transaction; realize any value for NicVAX in light of our two failed Phase III clinical trials; obtain a successful result in a remaining clinical trial for NicVAX; have GSK exercise its option for NicVAX and commercialize NicVAX; have GSK successfully develop and commercialize any future generation candidate nicotine vaccine; terminate existing NicVAX contract manufacturing and development agreements without significant penalties; collect any further milestones and royalty payments under the PhosLo agreement; maintain sufficient patent protection; avoid products liability claims; maintain sufficient insurance; and use our net operating loss carry forwards. These factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed with the Securities and Exchange Commission on March 14, 2012.

Nabi Biopharmaceuticals

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$94,310	$53,564
Marketable securities	2,079	54,603
Receivables	995	1,030
Prepaid expenses and other current assets	497	829

Total current assets	97,881	110,026

Marketable securities	—	2,500
Property and equipment, net	84	597
Other assets	—	748

Total assets	$97,965	$113,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$146	$552
Accrued expenses and other current liabilities	1,918	7,377
Deferred revenue, current portion	2,526	7,797
Current liabilities of discontinued operations	1,662	2,207

Total current liabilities	6,252	17,933
Deferred revenue	32,842	35,368

Total liabilities	39,094	53,301

Stockholders’ equity:
Convertible preferred stock, par value $0.10 per share; 5,000,000 shares authorized; no shares outstanding	—	—
Common stock, par value $0.10 per share; 125,000,000 shares authorized; 63,588,882 and 63,206,393 shares issued, respectively	6,359	6,321
Additional paid-in capital	373,157	370,366
Treasury stock, 20,696,277 shares at cost	(92,567)	(92,567)
Other comprehensive loss	—	(3)
Accumulated deficit	(228,078)	(223,547)

Total stockholders’ equity	58,871	60,570

Total liabilities and stockholders’ equity	$97,965	$113,871

See accompanying notes to condensed consolidated financial statements.

Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF OPERATIONS

(Quarterly Data Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Revenue:
Revenue	$835	$4,080	$14,838	$35,005
Operating expenses:
Costs of services	(55)	1,823	1,463	3,951
Research and development expenses	1,586	6,842	17,765	26,078
General and administrative expenses	1,313	1,794	5,372	6,174

Total operating expenses	2,844	10,459	24,600	36,203

Operating loss	(2,009)	(6,379)	(9,762)	(1,198)
Interest income	40	64	194	230
Interest expense	—	(10)	—	(210)
Other income (expense), net	(21)	(6)	37	291

Loss from continuing operations before income taxes	(1,990)	(6,331)	(9,531)	(887)
Benefit from income taxes	—	—	2,018	1,765

Income (loss) from continuing operations	(1,990)	(6,331)	(7,513)	878
Income from discontinued operations, (net of tax provision of $2.0 million)	—	—	2,982	—

Net income (loss)	$(1,990)	$(6,331)	$(4,531)	$878

Basic income (loss) per share
Continuing operations	$(0.05)	$(0.15)	$(0.18)	$0.02
Discontinued operations	$—	$—	$0.07	$—

Diluted income (loss) per share
Continuing operations	$(0.05)	$(0.15)	$(0.18)	$0.02
Discontinued operations	$—	$—	$0.07	$—

Basic weighted average shares outstanding	42,457	42,002	42,336	44,312
Diluted weighted average shares outstanding	42,457	42,002	42,336	44,440

See accompanying notes to condensed consolidated financial statements.

Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended
	December 31, 2011	December 25, 2010
Cash flow from operating activities:
Income (loss) from continuing operations	$(7,513)	$878
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization (including impairment charge)	237	376
Non-cash intra-period tax allocation	(2,018)	—
Accretion of discount on convertible senior notes	—	99
Share-based compensation	2,166	3,923
Loss (gain) on sale of property and equipment	47	(4)
Changes in assets and liabilities:
Receivables	35	8,093
Prepaid expenses and other assets	1,080	753
Accounts payable, accrued expenses and other	(5,858)	1,705
Deferred revenue	(7,797)	24,718

Net cash provided by (used in) operating activities from continuing operations	(19,621)	40,541
Net cash provided by (used in) operating activities from discontinued operations	4,455	(609)

Net cash provided by (used in) operating activities	(15,166)	39,932

Cash flow from investing activities:
Proceeds from maturities of marketable securities	66,624	142,693
Purchases of marketable securities	(11,598)	(140,289)
Proceeds from sales of property and equipment	224	50
Capital expenditures	(1)	(154)

Net cash provided by investing activities	55,249	2,300

Cash flow from financing activities:
Proceeds from issuance of common stock for employee benefit plans	663	645
Purchase of common stock for treasury	—	(42,773)
Repurchase of convertible senior notes	—	(6,050)

Net cash provided by (used in) financing activities	663	(48,178)

Net increase (decrease) in cash and cash equivalents	40,746	(5,946)
Cash and cash equivalents at beginning of year	53,564	59,510

Cash and cash equivalents at end of year	$94,310	$53,564

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See accompanying notes to condensed consolidated financial statements.